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                                                                    Exhibit 8.2

                              [Letterhead of Torys]


                                                   May 18, 2001
McNaughton Apparel Group Inc.
463 Seventh Avenue
New York, New York 10018

     Re: Federal Income Tax Consequences of Agreement and Plan of Merger

Gentlemen and Ladies:

     We have acted as counsel for McNaughton Apparel Group Inc., a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of the Company with and into MCN Acquisition Corp., a Delaware corporation ("Merger Sub") and a direct wholly owned subsidiary of Jones Apparel Group, Inc., a Pennsylvania corporation ("Parent"), pursuant to an Agreement and Plan of Merger dated as of April 13, 2001, among Parent, Merger Sub and the Company (the "Merger Agreement"). In the Merger each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than Appraisal Shares (as such term is defined in the Merger Agreement) and shares of Company Common Stock held by the Company (as treasury stock), Parent or Merger Sub immediately prior to the effective time of the Merger, will be converted into a right to receive a unit consisting of a fraction of a fully paid and non-assessable share of common stock, par value $.01 per share, of Parent and an amount of cash.

      In that connection you have requested our opinion regarding certain federal income tax consequences of the Merger. In reaching the opinion expressed below, we have examined the Merger Agreement, the Form S-4 filed pursuant to the Securities Act of 1933 in connection with the Merger (the "Registration Statement"), the representations made to us by the Company and Parent in their respective letters to us, each dated the date hereof, which have been delivered to us for purposes of this opinion (the "Representation Letters"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that:

          (i) original documents submitted to us (including signatures thereto) are authentic, documents submitted as copies conform to the original documents, and that all such documents have been (or will be by the Merger) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

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          (ii)  the Merger will be consummated in accordance with the current terms of the Merger Agreement, without waiver, modification or breach of any of the material terms and conditions thereof;

          (iii) the statements concerning the Merger set forth in the Registration Statement and the other documents referred to herein are and, as of all relevant times, will be true, accurate and complete;

          (iv) the representations set forth in each of the Representation Letters are and, as of all relevant times, will be true, accurate and complete; and

          (v) no actions have been (or will be) taken which are inconsistent with any representation contained in either of the Representation Letters.

     If any of the above mentioned assumptions are untrue for any reason or if the Merger is consummated in a manner inconsistent with the manner described in the Merger Agreement or the Registration Statement, the opinion expressed below may not be relied upon.

     Based upon and subject to the foregoing, it is our opinion that (i) the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     This opinion is intended solely for your use and may not be relied upon by any other person without our express written permission. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Legal Matters" and "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement.

                                       Very truly yours,

                                       /s/ Torys